CONSENT OF INDEPENDENT CERTIFID PUBLIC ACCOUNTANTS


We have issued our report dated April 17, 1997 (except for Note 8, as to which the date is June 20, 1997), which contains an explanatory paragraph that expresses substantial doubt about the Company's ability to continue as a going concern, accompanying the financial statements of Mike's Original, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
_______________________
GRANT THORNTON LLP

Melville, New York
January 21, 1999